Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Third Quarter 2011 Results

St. Louis, Missouri, October 28, 2011.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced a net loss of $2.1 million for the three months ended September 30, 2011 as compared to a net loss of $47.8 million for the three months ended September 30, 2010. For the nine months ended September 30, 2011, the Company reported a net loss of $25.3 million as compared to a net loss of $140.3 million for the nine months ended September 30, 2010. The net loss for the three and nine months ended September 30, 2011 includes a provision for loan losses of $19.0 million and $52.0 million, respectively, as compared to $37.0 million and $162.0 million for the three and nine months ended September 30, 2010, respectively.  The Company’s subsidiary bank, First Bank, reported a net profit for the three months ended September 30, 2011 of $1.1 million. This represents First Bank’s first quarterly profit since the first quarter of 2008.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We continue to see significant improvement in our earnings, risk-based capital and asset quality levels as compared to the prior year as a result of the successful completion of key initiatives in our Profit Improvement, Capital and Asset Quality Improvement Plans. Throughout the remainder of 2011, we will remain focused on continuing to improve our asset quality trends and improving our core earnings performance through various measures intended to enhance our net interest income and noninterest income and reduce our expenses. These efforts, if successful, should assist in accelerating the Company’s return to profitability in the future.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued improvement in each of the regulatory capital ratios during the year, including an increase in First Bank’s Total Capital Ratio to 14.65% at September 30, 2011, from 14.29% at June 30, 2011 and 12.95% at December 31, 2010. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	September 30,	June 30,	September 30,
	2011	2011	2010 (1)
First Bank:
Total Capital Ratio	14.65%	14.29%	12.71%
Tier 1 Ratio	13.37	13.01	11.43
Leverage Ratio	8.22	7.96	7.49

First Banks, Inc.:
Total Capital Ratio	3.07	3.38	8.36
Tier 1 Ratio	1.54	1.69	4.18
Leverage Ratio	0.94	1.03	2.74
_________________
(1)
First Banks, Inc.’s regulatory capital ratios at September 30, 2011 and June 30, 2011 reflect the implementation of new Federal Reserve rules that became effective on March 31, 2011. First Banks, Inc.’s total capital, tier 1 and leverage ratios at September 30, 2010 would have been 6.38%, 3.39% and 2.22%, respectively, under the new rules if implemented as of September 30, 2010.

•
Significantly reduced the provision for loan losses and net charge-offs for the third quarter of 2011 as compared to the third quarter of 2010. The Company also reduced its overall level of nonperforming assets by $30.2 million, or 7.0%, as compared to June 30, 2011 and $137.7 million, or 25.5%, as compared to December 31, 2010. In addition, the Company reduced its overall level of potential problem loans by $5.3 million, or 1.8%, as compared to June 30, 2011 and $75.3 million, or 20.2%, as compared to December 31, 2010. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	September 30,	June 30,	September 30,
	2011	2011	2010

Provision for loan losses	$19,000	23,000	37,000
Nonaccrual loans	270,485	305,803	471,806
Performing troubled debt restructurings	94,900	90,506	99,221
Other real estate and repossessed assets	131,349	126,244	171,011
Potential problem loans	297,791	303,123	395,394
Net loan charge-offs	22,462	45,787	52,918

Allowance for loan losses as a percent of loans, net of deferred loan costs (fees)	4.50%	4.32	4.46

•
Continued to reduce the overall level of construction loans to $303.3 million at September 30, 2011 as compared to $332.4 million, $490.8 million and $697.5 million at June 30, 2011, December 31, 2010 and September 30, 2010, respectively. Construction loans decreased $187.6 million, or 38.2%, as compared to December 31, 2010.

•
Maintained a high level of cash and cash equivalents at $498.6 million and increased unpledged investment securities to $2.15 billion, resulting in total available liquidity of $2.65 billion at September 30, 2011 as compared to $2.59 billion at June 30, 2011, $2.22 billion at December 31, 2010 and $2.05 billion at September 30, 2010.

Mr. McCarthy continued, “One of our primary challenges and key corporate objectives entering the fourth quarter of 2011 and into 2012 is improving our net interest income and margin by further deploying our high level of overall liquidity into our investment securities portfolio and loan growth initiatives. We have begun to rollout specific consumer and commercial loan growth initiatives which we expect will offset a portion of our targeted loan runoff as part of our Asset Quality Improvement Plan.”

Net Interest Income:

•
The net interest margin was 2.82% for the third quarter of 2011, in comparison to 2.83% for the second quarter of 2011 and 3.01% for the third quarter of 2010. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $550.9 million, $771.1 million and $1.32 billion for the third quarter of 2011, the second quarter of 2011 and the third quarter of 2010, respectively. These short-term investments are currently yielding 25 basis points. During this time period, the Company deemed it appropriate to maintain significant on-balance sheet liquidity in light of uncertain economic conditions in many of the Company’s markets.

•
The average yield on loans was 4.72% for the third quarter of 2011, in comparison to 4.87% for the second quarter of 2011 and 5.29% for the third quarter of 2010. Loan yields continue to be adversely impacted by the level of nonaccrual loans as a percentage of total loans, low prime and LIBOR interest rates and highly competitive market conditions.

•	The average yield on investment securities was 2.30% for the third quarter of 2011, in comparison to 2.28% for the second quarter of 2011 and 2.39% for the third quarter of 2010.

•
The average cost of interest-bearing deposits was 0.61% for the third quarter of 2011, in comparison to 0.72% for the second quarter of 2011 and 1.06% for the third quarter of 2010, and reflects the continued re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity.

Provision for Loan Losses:

•
The provision for loan losses was $19.0 million for the third quarter of 2011, in comparison to $23.0 million for the second quarter of 2011 and $37.0 million for the third quarter of 2010. The decrease in the provision for loan losses for the third quarter of 2011, as compared to the third quarter of 2010, was primarily attributable to the decrease in the overall level of nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration, partially due to a declining balance of construction and non-owner occupied commercial real estate loans.

•	Net loan charge-offs were $22.5 million for the third quarter of 2011, compared to $45.8 million for the second quarter of 2011 and $52.9 million for the third quarter of 2010.

•
Nonaccrual loans decreased $35.3 million during the third quarter of 2011 to $270.5 million at September 30, 2011 compared to $305.8 million at June 30, 2011, $398.9 million at December 31, 2010 and $471.8 million at September 30, 2010, representing a 42.7% decrease in nonaccrual loans year-over-year. The reductions in nonaccrual loans during these periods are reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•	Noninterest income was $17.0 million for the third quarter of 2011, in comparison to $15.7 million for the second quarter of 2011 and $24.2 million for the third quarter of 2010.

•	The gain on sale of investment securities was $4.2 million, $590,000 and zero for the third quarter of 2011, the second quarter of 2011 and the third quarter of 2010, respectively.

•
The gain on sale of loans was $2.5 million, $1.0 million and $4.1 million for the third quarter of 2011, the second quarter of 2011 and the third quarter of 2010, respectively. During the third quarter of 2011, the Company experienced a significant increase in refinance volume in its Mortgage Division as compared to the first two quarters of 2011. However, the overall volume in the Mortgage Division during the third quarter of 2011 is less than that experienced during the previous refinance environment that occurred during the third quarter of 2010.

•
The Company experienced a decrease in noninterest income related to the fair value adjustment on its servicing asset of $4.4 million, $1.9 million and $3.4 million for the third quarter of 2011, the second quarter of 2011 and the third quarter of 2010, respectively. The decrease in the fair value of the servicing asset was primarily attributable to the decline in mortgage interest rates and related increase in loan prepayment speeds.

•
Noninterest income for the third quarter of 2010 includes a gain on the sale of 11 branches in the Company’s Northern Illinois region of approximately $6.4 million, net of a reduction in goodwill and intangible assets of $9.7 million allocated to the Northern Illinois region.

Noninterest Expense:

•
Noninterest expense was $58.1 million for the third quarter of 2011 compared to $57.5 million for the second quarter of 2011 and $90.6 million for the third quarter of 2010. The decrease in noninterest expense as compared to the third quarter of 2010 is reflective of the implementation of certain measures throughout the last three months of 2010 and first nine months of 2011 intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Expenses related to corporate restructuring were $3.5 million during the third quarter of 2011, consisting of employee termination benefits of $1.2 million and facility write-downs as a result of space consolidation initiatives of $2.3 million.

•
Write-downs and expenses on other real estate properties and repossessed assets were $2.6 million, $5.5 million and $14.4 million for the third quarter of 2011, the second quarter of 2011 and the third quarter of 2010, respectively. These expenses, in addition to loan related expenses such as legal and other collection related fees, remain at significantly higher-than-historical levels and will continue to negatively impact the Company’s core earnings until asset quality levels return to more normalized, historical levels.

Provision (Benefit) for Income Taxes

•
The Company recorded a benefit for income taxes of $11.6 million for the third quarter of 2011, in comparison to a provision for income taxes of $72,000 for the second quarter of 2011 and $5.0 million for the third quarter of 2010. The benefit for income taxes of $11.6 million for the third quarter of 2011 relates to the intra-period tax allocation between other comprehensive income and loss from continuing operations and was primarily driven by market appreciation in the Company’s investment securities portfolio.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $498.6 million at September 30, 2011 compared to $628.8 million at June 30, 2011, $996.6 million at December 31, 2010 and $1.11 billion at September 30, 2010. The decrease in cash and cash equivalents of $130.2 million during the third quarter of 2011 resulted from the Company increasing its investment securities portfolio by $227.7 million and experiencing a decrease in deposit balances of $132.3 million. These cash outflows were partially offset by loan payoffs during the third quarter of 2011.

•
Cash, cash equivalents and unpledged securities were $2.65 billion and comprised 39.0% of total assets at September 30, 2011, compared to $2.59 billion and 37.4% of total assets at June 30, 2011, $2.22 billion and 30.1% of total assets at December 31, 2010, and $2.05 billion and 26.0% of total assets at September 30, 2010.

Investment Securities:

•
Investment securities increased to $2.42 billion at September 30, 2011 from $2.20 billion at June 30, 2011, $1.49 billion at December 31, 2010 and $1.33 billion at September 30, 2010. The Company is utilizing a portion of its higher level of cash and cash equivalents balances to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of deferred loan costs (fees), decreased to $3.50 billion at September 30, 2011 from $3.73 billion at June 30, 2011, $4.53 billion at December 31, 2010 and $5.07 billion at September 30, 2010. The reduction in loan balances for the third quarter of 2011 reflects expected customer payments and other activity such as foreclosures and charge-offs.

•
In addition to the decrease in construction loans previously mentioned, non-owner occupied commercial real estate loans decreased to $585.3 million at September 30, 2011 from $623.6 million at June 30, 2011, $807.5 million at December 31, 2010 and $883.7 million at September 30, 2010, reflecting the Company’s initiatives to reduce its overall risk exposure to these types of lending relationships.

•	The Company’s loan-to-deposit ratio was 58.93% at September 30, 2011, as compared to 61.46% at June 30, 2011, 68.94% at December 31, 2010 and 76.32% at September 30, 2010.

Total Assets:

•
Total assets decreased to $6.78 billion at September 30, 2011 from $6.92 billion at June 30, 2011, $7.38 billion at December 31, 2010 and $7.89 billion at September 30, 2010. The reduction in total assets during the third quarter of 2011 is reflective of decreases in the loan portfolio and cash and cash equivalents, partially offset by an increase in the investment securities portfolio.

Deposits:

•
Deposits were $5.94 billion at September 30, 2011, in comparison to $6.08 billion at June 30, 2011, $6.58 billion at December 31, 2010 and $6.64 billion at September 30, 2010. The decrease in deposits of $132.3 million during the third quarter of 2011 is reflective of the Company’s efforts to exit unprofitable certificate of deposit and money market relationships and reduce deposit costs.

Other Borrowings:

•
Other borrowings were $53.1 million at September 30, 2011, in comparison to $51.2 million at June 30, 2011, $31.8 million at December 31, 2010 and $367.6 million at September 30, 2010. Other borrowings at September 30, 2011 were comprised solely of daily repurchase agreements utilized by customers as an alternative deposit product.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Interest income	$56,803	59,385	80,145	179,063	257,109
Interest expense	10,969	12,506	20,115	37,427	70,653
Net interest income	45,834	46,879	60,030	141,636	186,456
Provision for loan losses	19,000	23,000	37,000	52,000	162,000
Net interest income after provision for loan losses	26,834	23,879	23,030	89,636	24,456
Noninterest income	16,980	15,728	24,194	46,995	77,622
Noninterest expense	58,137	57,511	90,617	174,889	238,299
Loss before provision for income taxes	(14,323)	(17,904)	(43,393)	(38,258)	(136,221)
(Benefit) provision for income taxes	(11,581)	72	5,036	(11,457)	5,189
Net loss	(2,742)	(17,976)	(48,429)	(26,801)	(141,410)
Less: net loss attributable to noncontrolling interest in subsidiaries	(668)	(927)	(618)	(1,530)	(1,082)
Net loss attributable to First Banks, Inc.	$(2,074)	(17,049)	(47,811)	(25,271)	(140,328)

Basic and diluted loss per common share	$(315.01)	(945.00)	(2,237.26)	(1,741.42)	(6,572.30)

SELECTED FINANCIAL DATA

	September 30,	December 31,	September 30,
	2011	2010	2010

Total assets	$6,783,965	7,378,128	7,887,116
Cash and cash equivalents	498,630	996,630	1,113,430
Investment securities	2,424,138	1,494,337	1,325,906
Loans, net of deferred loan costs (fees)	3,502,791	4,533,343	5,067,386
Allowance for loan losses	157,724	201,033	226,051
Goodwill and other intangible assets	126,727	131,112	131,942
Deposits	5,943,813	6,575,860	6,639,901
Other borrowings	53,112	31,761	367,615
Subordinated debentures	354,038	353,981	353,962
Stockholders’ equity	295,032	307,295	393,674
Nonperforming assets	401,834	539,573	642,817

SELECTED FINANCIAL RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net interest margin	2.82%	2.83%	3.01%	2.85%	2.94%
Yield on loans	4.72	4.87	5.29	4.86	5.18
Cost of interest-bearing deposits	0.61	0.72	1.06	0.71	1.16
Loan-to-deposit ratio	58.93	61.46	76.32	58.93	76.32

About First Banks, Inc.
The Company had assets of $6.78 billion at September 30, 2011 and currently operates 149 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the period ended September 30, 2011 upon filing with the SEC in November 2011.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.